SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2006

COAST FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-50433	14-1858265
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 – 6th Avenue West, Suite 300, Bradenton, Florida	34205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 752-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Employment Agreements

On July 26, 2006, Coast Financial Holdings, Inc., a Florida corporation (the “Company”), entered into new employment agreements with Brian F. Grimes, the Company’s President and Chief Executive Officer, and Anne V. Lee, the Company’s Chief Operating Officer and Executive Vice President/Retail Banking Manager, each as described below:

Brian F. Grimes. Mr. Grimes’ employment agreement is for a three-year term that renews daily until Mr. Grimes or the Company decides to cease such automatic renewals, upon which date the agreement becomes a fixed term of three years thereafter. The agreement provides for an initial annual base salary of $185,000, which may be adjusted annually by the Board of Directors, and a performance bonus if the Company achieves certain performance targets to be set annually by the Board of Directors. Mr. Grimes is provided with an automobile allowance of $750 per month and is eligible to receive any benefits provided to employees and executives of the Company.

The agreement further provides that if Mr. Grimes’ employment is terminated by the Company without cause, Mr. Grimes is entitled to receive a severance payment in an amount equal to three times Mr. Grimes’ then-current base salary and other benefits due and owing, and acceleration of any vesting requirements not yet satisfied under any outstanding options held by him. If Mr. Grimes’ employment is terminated in the event of a “change of control” (as that term is defined in the agreement), Mr. Grimes is entitled to receive a lump sum payment equal to 2.99 times his annual salary as of the date of the “change of control.” In addition, Mr. Grimes agreed that if he terminates his employment, he will not directly or indirectly engage in the business of banking in our markets area for a period of two years following the termination of his employment agreement.

A copy of Mr. Grimes’ employment agreement is attached hereto as Exhibit 10.1 and the summary thereof contained herein is qualified in its entirety by reference to the employment agreement filed herewith.

Anne v. Lee. Ms. Lee’s employment agreement also is for a three-year term that renews daily until Ms. Lee or the Company decides to cease such automatic renewals, upon which date the agreement becomes a fixed term of three years thereafter. The agreement provides for an initial annual base salary of $150,000, which may be adjusted annually by the Board of Directors, and a performance bonus if the Company achieves certain performance targets to be set annually by the Board of Directors. Ms. Lee is provided with an automobile allowance of $600 per month and is eligible to receive any benefits provided to employees and executives of the Company.

The agreement further provides that if Ms. Lee’s employment is terminated by the Company without cause, Ms. Lee is entitled to receive a severance payment in an amount equal to three times Ms. Lee’s then-current base salary and other benefits due and owing, and acceleration of any vesting requirements not yet satisfied under any outstanding options held by her. If Ms. Lee’s employment is terminated in the event of a “change of control” (as that term is defined in the agreement), Ms. Lee is entitled to receive a lump sum payment equal to 2.99 times her annual salary as of the date of the “change of control.” In addition, Ms. Lee agreed that if she terminates her employment, she will not directly or indirectly engage in the business of banking in our markets area for a period of two years following the termination of her employment agreement.

A copy of Ms. Lee’s employment agreement is attached hereto as Exhibit 10.2 and the summary thereof contained herein is qualified in its entirety by reference to the employment agreement filed herewith.

Indemnification Agreement

On July 26, 2006, based on the recommendation of its Compensation Committee (the “Committee”), the Board of Directors (“Board of Directors”) of the Company unanimously approved a form of Indemnification Agreement (“Indemnification Agreement”) to be provided by the Company to Anne V. Lee, the Company’s Chief Operating Officer and Executive Vice President/Retail Banking Manager.

The Indemnification Agreement provides for the maximum indemnity permitted for directors and officers under Section 607.0850 of the Florida Business Corporation Act (“FBCA”) and the Company’s Articles of Incorporation and Bylaws, as well as additional procedural protections. The Indemnification Agreement requires the Company to indemnify Ms. Lee against liabilities that may arise by reason of her status or service as a director or officer of the Company or its subsidiaries or affiliates, other than liabilities arising from wilfull misconduct or other acts which are not indemnifiable under Section 607.0850 under the FBCA. The Indemnification Agreement also requires the Company to advance any expenses incurred by Ms. Lee as a result of any proceeding against her as to which she could be indemnified, and to maintain directors’ and officers’ insurance if available under reasonable terms. A copy of the form of Indemnification Agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

[Rest of Page Intentionally Blank. Signature on Following Page.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COAST FINANCIAL HOLDINGS, INC.

Date: July 27, 2006	By:	/s/ Brian F. Grimes
Brian F. Grimes
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Coast Financial Holdings, Inc. and Brian F. Grimes dated July 26, 2006.

10.2	Employment Agreement between Coast Financial Holdings, Inc. and Anne V. Lee dated July 26, 2006.

10.3	Indemnification Agreement between Coast Financial Holdings, Inc. and Anne V. Lee dated July 26, 2006.